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FOR IMMEDIATE RELEASE


              COMMERCIAL INTERTECH ADOPTS SHAREHOLDER RIGHTS PLAN

     Youngstown, Ohio, November 18, 1999 -- Commercial Intertech Corp. (NYSE:
TEC), today announced that its Board of Directors has adopted a new Shareholder Rights Plan to replace its current Shareholder Rights Plan, which was originally adopted in 1989.

     Paul J. Powers, Chairman and Chief Executive Officer, stated that "the Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan was not adopted in response to any specific effort to acquire control of the Company. The Plan is intended to assure that shareholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Powers further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Company's Board and its shareholders of their ability to determine the destiny of the Company."

     Under the Plan, common stock purchase rights will be distributed to shareholders of record as of December 8, 1999, at the rate of one Right for each outstanding share of the Company's common stock. Generally, the Rights will not be triggered unless a person or group acquires 20% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of the common stock. The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group
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Commercial Intertech Corp.
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has acquired 20% of the Company's common stock. Additional detail regarding the
Rights Plan will be outlined in a summary to be mailed to all shareholders following the record date.

     Commercial Intertech Corp. is an international manufacturer of engineered metal products and systems, comprising Commercial Hydraulics, Astron Building Systems, and Commercial Metal Forming. The Company employs 3,800 men and women at 27 facilities in seven countries.